Exhibit 99.2

Sunoco Logistics Partners L.P.

[GRAPHIC APPEARS HERE]

Third Quarter 2003 Earnings Conference Call

October 23, 2003

Forward-Looking Statement

You should review this slide presentation in conjunction with the third quarter 2003 earnings conference call for Sunoco Logistics Partners L.P., held on October 23, 2003 at 10:00 a.m. [EDT]. You may listen to the audio portion of the conference call on this website. Audio replays of the conference call will be available for two weeks after the conference call beginning approximately two hours following the completion of the call. To access the replay, dial 1-800-642-1687. International callers should dial 1-706-645-9291. Please enter Conference ID #3181144.

During the call, those statements we make that are not historical facts are forward-looking statements. Although we believe the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements involve risks that may affect our business prospects and performance, causing actual results to differ from those discussed during the conference call. Such risks and uncertainties include, among other things: our ability to successfully consummate announced acquisitions and integrate them into existing business operations; the ability of announced acquisitions to be cash-flow accretive; increased competition; changes in the demand both for crude oil that we buy and sell, as well as for crude oil and refined products that we store and distribute; the loss of a major customer; changes in our tariff rates; changes in throughput of third-party pipelines that connect to our pipelines and terminals; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor relations problems; the legislative or regulatory environment; plant construction/repair delays; and political and economic conditions, including the impact of potential terrorist acts and international hostilities.

These and other applicable risks and uncertainties are described more fully in our June 30, 2003 Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 7, 2003. We undertake no obligation to update publicly any forward-looking statements whether as a result of new information or future events.

Q3 2003 Milestones

•	Third quarter net income of $16.9 million or $0.72 per L.P. unit, as compared to $13.5 million or $0.58 per L.P. unit for prior year’s quarter, a 25% increase

•	2003 first nine months net income of $46.6 million or $1.99 per L.P. unit, as compared to $38.5 million or $1.51 per L.P. unit in the prior year, a 21% increase

•	2.5% increase in the third quarter distribution of $0.0125 per unit ($0.05 annualized)

•	Increases annual distribution from $2.00 to $2.05 per unit

•	Cumulative increase in distribution since February 2002 IPO of 13.9 percent

•	Increased ownership position in West Shore Pipe Line from 9.2 percent to 12.3 percent for $3.7 million

Q3 2003 Financial Highlights

($ in millions, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Sales and other operating revenue	$653.1	$498.4	$2,026.1	$1,293.2
Other income	4.8	1.4	11.6	5.0

Total Revenues	657.9	499.8	2,037.7	1,298.2

Cost of products sold and operating expenses	617.2	464.9	1,919.9	1,197.0
Depreciation and amortization	6.9	6.3	20.5	19.0
Selling, general and administrative expenses	11.7	10.3	35.9	29.7

Total costs and expenses	635.8	481.5	1,976.3	1,245.7

Operating income	22.1	18.3	61.4	52.5
Net interest expense	5.2	4.8	14.8	12.4

Income before income tax expense	16.9	13.5	46.6	40.1
Income tax expense	—	—	—	1.6

Net Income	$16.9	$13.5	$46.6	$38.5

Q3 2003 Financial Highlights

($ in millions, except unit and per unit amounts, unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net Income	$16.9	$13.5	$46.6	$38.5
Allocation of 2002 Net Income:
Portion applicable to January 1 through February 7, 2002 (period prior to initial public offering)				3.4
Portion applicable to February 8 through September 30, 2002				35.1

Net Income				$38.5

Calculation of Limited Partners’ interest:
Net Income	$16.9	$13.5	$46.6	$35.1
Less: General Partner’s interest	0.4	0.3	1.0	0.7

Limited Partners’ interest in Net Income	$16.5	$13.2	$45.6	$34.4

Net Income per Limited Partner unit (nine months ended September 30, 2002 is for the period from February 8 through September 30, 2002):
Basic	$0.72	$0.58	$2.00	$1.51

Diluted	$0.72	$0.58	$1.99	$1.51

Weighted average Limited Partners’ units outstanding:
Basic	22,771,793	22,767,278	22,771,793	22,767,278

Diluted	22,908,454	22,783,383	22,880,382	22,773,583

Eastern Pipeline System

($ in millions, unless otherwise noted, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Financial Highlights
Sales and other operating revenue	$24.2	$23.7	$70.3	$70.3
Other income	3.5	1.6	8.8	5.1

Total Revenues	27.7	25.3	79.1	75.4

Operating expenses	10.4	11.2	29.3	33.2
Depreciation and amortization	2.7	2.4	8.0	7.4
Selling, general and administrative expenses	4.5	3.8	13.7	11.8

Operating income	$10.1	$7.9	$28.1	$23.0

Operating Highlights(1)
Total shipments (mm barrel miles per day)(2)	57.5	57.3	54.9	56.5
Revenue per barrel mile (cents)	0.457	0.449	0.469	0.455

(1)	Excludes amounts attributable to equity ownership in the corporate joint ventures.
(2)	Represents total average daily pipeline throughput multiplied by the number of miles of pipeline through which each barrel has been shipped.

Terminal Facilities

($ in millions, unless otherwise noted, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Financial Highlights
Total Revenues	$24.6	$22.8	$69.4	$65.3

Operating expenses	10.7	9.2	29.2	25.2
Depreciation and amortization	2.9	2.6	8.4	7.7
Selling, general and administrative expenses	3.1	3.2	9.7	8.5

Operating income	$7.9	$7.7	$22.1	$23.9

Operating Highlights
Terminal throughput (000’s bpd)
Nederland terminal	454.4	400.0	420.2	421.6
Other terminals (1)	761.9	728.4	769.1	735.1

(1)	Consists of the refined products terminals, the Fort Mifflin Terminal Complex and the Marcus Hook Tank Farm.

Western Pipeline System

($ in million, unless otherwise noted, unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Financial Highlights
Sales and other operating revenue	$604.4	$451.9	$1,886.5	$1,157.6
Other income	1.3	(0.1)	2.8	(0.1)

Total Revenues	605.7	451.8	1,889.3	1,157.5

Cost of products sold and operating expenses	596.1	444.5	1,861.5	1,138.5
Depreciation and amortization	1.4	1.3	4.1	3.9
Selling, general and administrative expenses	4.1	3.3	12.5	9.5

Operating income	$4.1	$2.7	$11.2	$5.6

Operating Highlights(1)
Crude oil pipeline throughput (000’s bpd)	302.5	291.8	306.0	285.9
Crude oil purchases at wellhead (000’s bpd)	190.2	188.9	195.6	189.2
Gross margin per barrel of pipeline throughput (cents)(2)	25.1	22.8	25.1	19.4

(1)	Excludes amounts attributable to equity ownership interests in the corporate joint ventures.
(2)	Represents total segment sales and other operating revenue minus cost of products sold and operating expenses and depreciation and amortization divided by crude oil pipeline throughput.